EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:
June 29, 2004	News Media
	Tim Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)
Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)

WGL Holdings, Inc. Disagrees with Downgrade of Commercial Paper
Rating of WGL Holdings, Inc. by Moody’s Investors Service; Ratings of
Washington Gas Light Company Remain Unchanged

Today, Moody’s Investors Service, Inc. (Moody’s) downgraded the ratings of WGL Holdings, Inc.’s (the company’s) commercial paper from Prime-3 to Not-Prime. Moody’s affirmed the Prime-1 commercial paper rating and A2 long-term debt rating and stable outlook of Washington Gas Light Company, the holding company’s regulated utility subsidiary.

     Addressing the downgrade by Moody’s, WGL Holdings’ Vice President and Chief Financial Officer Frederic M. Kline said, “We disagree with Moody’s action. Moody’s focuses on Washington Gas Energy Services, the retail energy marketing subsidiary of WGL Holdings. Moody’s believes that Washington Gas Energy Services lacks the scale and balance sheet to maintain an investment grade rating on a stand-alone basis. However, Moody’s has never explained what it would consider an acceptable level of leverage.” Kline noted that WGL Holdings equity ratio, exclusive of its investment in Washington Gas Light Company, is approximately forty percent of total capital based on average daily short-term debt outstanding and is appropriate for the businesses being financed. “It is also difficult to understand Moody’s concerns about the scale of Washington Gas Energy Services. Washington Gas Energy Services is the leading retail supplier of unregulated natural gas and electricity in our region with a large diversified customer base. As Moody’s recognizes, our retail energy marketing business has been profitable. It has delivered earnings in four of the five years ended September 30, 2003, and we anticipate record net income from our retail energy marketing business in fiscal year 2004.”

     The company has a $175 million line of credit that expires in April 2007 that can be used as backup financing for its commercial paper program. The line of credit is significantly greater than the current level of short-term debt outstanding and the amount expected to be outstanding in the near future. This ratings action by Moody’s does not affect the company’s access to this line of credit.

     Headquartered in Washington, DC, WGL Holdings (NYSE:WGL) is the parent company of Washington Gas Light Company, a natural gas utility with approximately one million customers throughout metropolitan Washington, DC, and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy marketing and commercial heating, ventilating and air conditioning services. Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

Note: This news release and other statements by the company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the company assumes no duty to update them.

     As previously disclosed in the company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. For a further discussion of the risks and uncertainties, see the company’s most recent annual reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.